Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126046
Prospectus Supplement
To Prospectus Dated July 13, 2005
CAMDEN PROPERTY TRUST
1,871,887 Common Shares of Beneficial Interest
     This prospectus supplement updates the prospectus of Camden Property Trust, dated July 13, 2005, relating to the potential sale from time to time of up to 1,871,887 common shares of beneficial interest by the selling shareholders identified in this prospectus supplement.
     The following table sets forth the number of units or shares held by the selling shareholders as of May 25, 2006, and the maximum number of common shares that may be sold by the selling shareholders. The amounts set forth below are based on information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. Each unit may be exchanged for one common share, subject to adjustment. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares.

		Maximum Number
	Number of	of Common Shares
Selling Shareholder	Units/Shares Held	to be Sold
Jeffery B. Allen	57,062	57,062
Francis Jack Aschinger	767	767
Glenn August	5,427	5,427
Richard A. Beard, III (1)	50,892	50,892
Jerry J. Bonner	35,262	35,262
Robert J. Branson	6,402	6,402
Cardinal’s Stewardship Appeal (2)	108	108
Bernard J. Carl	6,244	6,244
William R. Cooper (3)	358,653	358,653
Cooper Partners Limited (3)	38,457	38,457
Kathy DeGuardiola	16,000	16,000
Marjorie Delatour	16,452	16,452
Thomas R. Delatour Jr.	22,164	22,164
Daniel Doctoroff	5,427	5,427
Shannon A. Fairbanks	5,400	5,400
Elizabeth E. Fleetwood	650	650
Fulcor Investments (4)	21,899	21,899
John P. Grayken	655	655
Allen Gilbert	743	743
Jewish Comunal Fund	5,427	5,427
William S. Janes	26,824	26,824
Brian F. Lavin	4,000	4,000
Little Flower Catholic Church (5)	50	50
Lewis A. Levey (6)	67,805	67,805
Lewis A. Levey Revocable Trust (6)	291,887	291,887
Paragon Gnty Services Ltd Partnership (3)	30,000	30,000
Pieces, LLC (4)	26,955	26,955
RAB Holdings (1)	31,479	31,479
Don Shine	763	763
St. Albans Risk Program (7)	27	27

		Maximum Number
	Number of	of Common Shares
Selling Shareholder	Units/Shares Held	to be Sold
Stanford University (9)	180,074	180,074
Washington Cathedral (2)	21	21
White Oak Royalty Company (8)	113,193	113,193
WRC Holdings (3)	364,829	364,829

Total	1,791,998	1,791,998

(1)	RAB Holdings is controlled by Richard A. Beard, III.

(2)	Controlled by the Archdiocese of Washington.

(3)	WRC Holdings, Cooper Partners Limited and Paragon Gnty Services Ltd. Partnership are controlled by William R. Cooper.

(4)	Controlled by Bonnie Fuller.

(5)	Controlled by its council and pastor.

(6)	The Lewis A. Levey Revocable Trust is controlled by Lewis A. Levey.

(7)	Controlled by its board of trustees and administrators.

(8)	A wholly-owned subsidiary of Metropolitan Life Insurance Company.

(9)	Controlled by its board of trustees and administrators.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated July 13, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.
The date of this prospectus supplement is May 26, 2006
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